Exhibit 99.1

LookSmart Reports Fourth Quarter and Fiscal 2005 Results

SAN FRANCISCO, Calif., February 9, 2006 — LookSmart (Nasdaq: LOOK; ASX: LOK), an online media and search technology company, today announced financial results for the fourth quarter and year ended December 31, 2005.

•	Fourth quarter revenue of $10.0 million grew 9% sequentially, exceeding prior guidance of 5% -6% sequential growth

•	Net loss per share of $0.17 for the fourth quarter surpassed prior guidance

•	Ends year with strong cash and investments balance of $51.3 million

•	LookSmart anticipates sequential revenue growth of 3% to 5% in the first quarter of 2006 and a return to year over year revenue growth for fiscal year 2006

“We are pleased with the return to revenue growth in the fourth quarter and are eager to build on this progress in fiscal 2006 as we work to expand both revenue and gross margins,” stated Chief Executive Officer David Hills. “We anticipate a highly productive year for the company as we move to grow our audience, license our technology to a wider base of publishers, provide growing ROI to advertisers and continue to demonstrate our commitment in the industry-wide battle against unproductive traffic. We remain confident about LookSmart’s long term prospects and our ability to establish a vibrant and growing business.”

Financial Highlights

Revenue: Total revenue of $10.0 million in the fourth quarter of 2005 grew 9% from $9.2 million in the third quarter of 2005. For the year ended December 31, 2005, revenue was $41.4 million as compared to revenue in fiscal 2004 of $77.0 million.

Key Operating Metrics: Total paid clicks increased to 72 million for the fourth quarter compared to 71 million in the preceding quarter. Average revenue per click excluding the company’s Run Of Site (ROS) product was $0.16, up from $0.15 in the previous quarter.

Cost of Revenue: Consistent with prior guidance, traffic acquisition costs increased to approximately 57% of advertising revenue in the fourth quarter, up from 53% in the third quarter of 2005.

Operating Expenses: Total operating expenses in the fourth quarter were $7.6 million, including a restructuring benefit of $0.6 million. This compares to total operating expenses of $8.0 million in the third quarter of 2005, which included a restructuring benefit of $0.3 million.

Net Loss: Net loss for the fourth quarter of 2005 was $3.8 million, or $0.17 per share. This compares to net loss in the preceding quarter of $4.3 million, or $0.19 per share.

Net loss for the fourth quarter of 2005 includes $1.8 million of depreciation and amortization, down from $2.0 million reported in the third quarter of 2005.

For the year ended December 31, 2005, net loss was $17.8 million, or $0.78 per share, which includes $1.0 million related to restructuring charges. This compares to a net loss for the year ended December 31, 2004 of $9.6 million, or $0.43 per share, which included $4.2 million related to restructuring charges and a gain from discontinued operations of $1.4 million.

Cash: Total cash and investments were $51.3 million at December 31, 2005, which consists of $33.4 million in cash and cash equivalents and $17.9 million in short-term investments, and compares to total cash, cash equivalents and investments of $55.7 million at September 30, 2005.

Financial Outlook

LookSmart’s GAAP results of operations for the first quarter ending March 31, 2006 will include the impact of expensing stock options resulting from the adoption of Statement of Financial Accounting Standards No. 123(R) as required in the first quarter of 2006. The Company is not presently in a position to quantify the impact of the adoption, which is expected to result in a significant increase in GAAP net loss on its statement of operations and net loss per share.

On a non-GAAP basis, excluding the impact of the adoption of Financial Accounting Standards No. 123(R), for the first quarter ending March 31, 2006:

•	LookSmart’s revenues are expected to increase 3% to 5% from the fourth quarter of 2005;

•	Traffic acquisition costs are expected to remain within a range of 57% to 60%; and

•	Operating expenses are expected to remain relatively constant with fourth quarter levels excluding the restructuring benefit, resulting in a first quarter loss from continuing operations lower than the fourth quarter, excluding the restructuring benefit.

In addition, the Company anticipates a return to year over year revenue growth for fiscal year 2006 driven by increased revenue from its ad network, audience growth and technology licensing.

Conference Call

LookSmart will host a conference call today at 6:00 p.m. ET (10:00 a.m. Australian ET, February 10, 2006) to discuss its financial results. To listen to the call from the U.S., dial 1-800- 218-0204; from Australia, dial 1-800-730-220. The call will also be available live by webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/.

About LookSmart

LookSmart is an online media and technology company specializing in vertical search. The company provides relevant content, advertising and technology solutions for consumers, advertisers and publishers. LookSmart’s vertical search sites are where customers look for what they need. The Company’s sites and web tools offer essential search results with the ability to find, save and share articles. In addition to owned and operated properties, LookSmart’s distribution network includes selected, monitored syndicated publishers and search engine partners that maximize advertiser ROI.

Distribution partners include Lycos, CNET, InfoSpace (Excite, MetaCrawler, Webcrawler), Cox Interactive, Apple’s Sherlock, and U.C. Berkeley. LookSmart offers a comprehensive and customizable set of syndicated solutions for publishers to grow their advertiser relationships and audience. LookSmart is based in San Francisco, California. For more information on LookSmart, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our first quarter financial and operating results and our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search product development, that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms, that we may be unable to grow sources of revenue other than our listings revenues, that we may be unable to continue to increase traffic on our owned-and-operated sites, that changes in the distribution network composition may lead to decreases in traffic volumes, that we may be unable to improve our match rate, average CPC, conversion rate or other advertiser metrics, that our customers may decide to reduce spending or terminate their relationships with us, that we may be unable to achieve operating profitability, or that we may have unexpected increases in costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

All numbers in this press release have been restated to give effect to the one-for-five reverse stock split effected October 27, 2005.

“LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Alex Wellins or Jennifer Jarman

The Blueshirt Group

415-217-7722

alex@blueshirtgroup.com;

jennifer@blueshirtgroup.com

(Tables to follow)

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues:
Listings	$9,968	$16,525	$41,359	$76,808
Licensing	—	—	—	188

Total revenues	9,968	16,525	41,359	76,996
Cost of revenues	6,606	10,391	27,621	44,780

Gross profit	3,362	6,134	13,738	32,216

Operating expenses:
Sales and marketing	1,461	1,497	6,641	7,541
Product development	4,303	4,837	18,191	23,152
General and administrative	2,476	1,774	7,835	9,095
Restructuring charges	(626)	33	1,024	4,185

Total operating expenses	7,614	8,141	33,691	43,973

Loss from operations	(4,252)	(2,007)	(19,953)	(11,757)
Non-operating income	478	450	2,048	824

Loss from continuing operations before income taxes	(3,774)	(1,557)	(17,905)	(10,933)
Income taxes	2	7	(2)	(110)

Loss from continuing operations	(3,772)	(1,550)	(17,907)	(11,043)
Gain from discontinued operations, net of taxes	—	259	110	1,405

Net loss	$(3,772)	$(1,291)	$(17,797)	$(9,638)

Net loss per common share:
Basic net loss per share
Loss from continuing operations	$(0.17)	$(0.07)	$(0.79)	$(0.49)
Gain from discontinued operations, net of taxes	$—	$0.01	$0.01	$0.06

Net loss	$(0.17)	$(0.06)	$(0.78)	$(0.43)
Fully diluted net loss per share
Loss from continuing operations	$(0.17)	$(0.07)	$(0.79)	$(0.49)
Gain from discontinued operations, net of taxes	$—	$0.01	$0.01	$0.06

Net loss	$(0.17)	$(0.06)	$(0.78)	$(0.43)
Weighted average shares outstanding - basic	22,785	22,666	22,765	22,266
Weighted average shares outstanding - fully diluted	22,785	22,666	22,765	22,266

LOOKSMART, LTD

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$33,436	$43,262
Short-term investments	17,871	9,440

Total cash, cash equivalents and short-term investments	51,307	52,702
Accounts receivable, net	2,781	3,880
Other current assets	1,012	2,216

Total Current Assets	55,100	58,798

Property, plant and equipment, net	5,503	5,988
Goodwill and intangibles, net	19,941	21,786
Long-term investments	—	11,198
Other assets	2,464	3,318

Total Assets	$83,008	$101,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,629	$360
Deferred revenue and customer deposits	2,047	1,525
Other accrued liabilities	5,047	6,766
Current portion of long-term liabilities	1,530	1,266

Total Current Liabilities	10,253	9,917
Long-term liabilities	4,304	5,071

Total Liabilities	14,557	14,988
Total Stockholders’ Equity	68,451	86,100

Total Liabilities and Stockholders’ Equity	$83,008	$101,088